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SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into as of the Effective Date (as hereinafter defined) by and between Elizabeth Wilkinson (“Wilkinson”), an individual, and Flotek Industries, Inc., a Delaware corporation (the “Company”).
WHEREAS, Wilkinson is a former employee of the Company; and
WHEREAS, Wilkinson and the Company have concluded that it is in their mutual best interests to separate from the employment relationship;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:
1.Date of Separation.

(a)    Effective as of June 15, 2020 (the “Separation Date”), Wilkinson shall be separated from her employment by the Company and from the position held by Wilkinson with respect to the Company. This Agreement shall become effective, however, on the “Effective Date,” as defined in subsection (b) below.

(b)    Wilkinson understands that she has 45 days from June 15, 2020 (the “Submittal Date”), which is the date a copy of this Agreement was received by her, to review and consider this Agreement and to decide whether to agree to and execute this Agreement. Wilkinson understands that, while it is her right to decide to enter into and execute this Agreement before the end of this 45-day period that she is under no obligation to do so. If Wilkinson signs and returns this Agreement before the end of this 45-day period, it is because Wilkinson freely chose to do so after carefully considering its terms. Wilkinson is entitled to revoke her execution of this Agreement within 7 days of signing it, and this Agreement does not become effective or enforceable until the day after this 7-day revocation period has expired (the “Effective Date”). If the revocation period expires on a weekday or holiday, Wilkinson will have until the end of the next business day to revoke. Notwithstanding anything to the contrary set forth herein, neither Wilkinson nor the Company shall have any obligation hereunder until such 7-day revocation period has expired with such revocation right unexercised.

2.Compensation through Separation Date, Severance Payment and Benefits.

(a)    Within six (6) business days after the Separation Date, the Company will pay Wilkinson a cash payment equal to the sum of (i) her regular salary through the Separation

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Date and (ii) her accrued but unused vacation benefits. Wilkinson understands that she is entitled to this payment regardless of whether she chooses to sign this Agreement.

(b)    In exchange for the promises of Wilkinson contained in this Agreement and the release of claims as set forth in Section 4 of this Agreement, the Company will pay Wilkinson a total of $918,750 in severance pay in nine equal monthly payments payable at the end of each month with the first payment commencing the month following the Effective Date. Wilkinson agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Wilkinson is already entitled.

(c)    The following unvested shares of restricted stock shall be considered vested as of June 15, 2020 (i) 30,000 shares of common stock of the Company issued pursuant to the grant dated December 28, 2018 and (ii) 32,407 shares of common stock of the Company issued pursuant to the grant dated April 1, 2020.

(d)    If Wilkinson timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) the Company shall reimburse her for the monthly COBRA premium paid by Wilkinson for herself and her dependents who were covered immediately preceding the Separation Date. The reimbursement shall be paid to Wilkinson prior to the last day of the month immediately following the month in which the premium payment is remitted. Wilkinson is eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Separation Date; (ii) the date Wilkinson (or her dependents, if applicable) is no longer eligible to receive COBRA continuation coverage and (iii) the date on which Wilkinson receives substantially similar coverage from another employer or other source.

(e)    All payments to Wilkinson shall be subject to withholding of employment, FICA, and other taxes as required by law.

3.Equity Awards; Other Benefits. Wilkinson shall not be entitled to coverage under any employee benefit plan of the Company subsequent to the Separation Date except as set forth in Section 2(b), 2(c) and 2(d) of this Agreement. The terms of this Agreement shall not affect in any respect the rights of Wilkinson with respect to contributions previously made by or with respect to Wilkinson pursuant to the Section 401(k) Plan of the Company or any other vested rights under ERISA-covered employee benefit plans, which shall be governed by the terms of such plan(s), as applicable on the date Wilkinson signs this Agreement.

4.Release. In consideration for the Company’s promises in this Agreement, including the promise to pay compensation to Wilkinson in Section 2(b) of this Agreement, Wilkinson, on

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behalf of herself and her heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under her, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees (the “Released Parties”), from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the Effective Date, including but not limited to, the following: (a) any statutory claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the National Labor Relations Act, or other U.S. (federal, state or local) or international laws (all as amended), (b) any tort or contract claims, (c) any claims for options or rights to acquire stock or the issuance of or right to retain restricted stock, and/or (d) any claims, matters or actions related to Wilkinson employment and/or affiliation with, or separation from, the Company, and any facts or circumstances relating to the negotiation of this Agreement. Such release does not, however, reach the Company’s obligations under this Agreement. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) that may arise after Wilkinson signs this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement (including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions) prevents Wilkinson from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, the Securities and Exchange Commission (SEC), or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Wilkinson is waiving rights to individual relief based on claims asserted in such a charge or complaint, or in any other proceeding brought by Wilkinson or asserted by any third-party on Wilkinson’s behalf, except Wilkinson may have a right to receive a payment from a government agency (and not the Company) for information provided to the government agency, and except where such a waiver of individual relief is otherwise prohibited.

5.No Assignment of Claims. The Company and Wilkinson each represents and warrants to the other that it or she has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

6.Return of Company Property. Wilkinson agrees that she has returned to the Company all of the Company’s property in her possession, custody, or control, including but not limited to all of the tangible and intangible property belonging to the Company and relating to her employment with the Company. Wilkinson further represents and warrants that she will not retain any copies, electronic or otherwise, of such property, including any electronic copies stored on Wilkinson’s personal: (i) computers; (ii) USB storage devices; (iii) email accounts; and (iv) cloud storage

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accounts. Notwithstanding the foregoing, it is accepted and agreed that Wilkinson may retain her company-issued laptop and docking station.

7.Additional Covenants.

(a)    Wilkinson acknowledges (i) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck; (ii) Wilkinson has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Wilkinson’s or a family member’s health condition and Wilkinson has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Wilkinson has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company; (v) Wilkinson has reported any pending judicial and administrative complaints, claims, or actions Wilkinson filed against the Company or any Released Party; and (vi) Wilkinson has not raised a claim of sexual harassment or abuse with the Company.

(b)    Wilkinson agrees to cooperate with Company regarding any pending or subsequently filed litigation, claims, or other disputes involving Company that relate to matters within the knowledge or responsibility of Wilkinson during her employment with Company. Without limiting the foregoing, Wilkinson agrees (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Wilkinson shall be reimbursed for her reasonable and documented expenses and time at a market rate for such assistance.

(c)    Wilkinson will not solicit, or assist or facilitate another in soliciting, for employment any natural person who as of the Effective Date is employed by the Company or any of its subsidiaries in any capacity, or personally solicit, or assist or facilitate another in soliciting, any such employees to terminate their employment with the Company or personally facilitate or assist in the hiring of any such employee by any other person for a period of six months following the Separation Date.

(d)    Wilkinson is releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

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A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.

8.Confidentiality.

(a)    Wilkinson and the Company acknowledge that by virtue of her prior relationship with the Company, Wilkinson has previously had access to certain Confidential Information and been involved in the creation of certain Confidential Information. Wilkinson acknowledges and agrees that all such Confidential Information constitutes valuable, special and unique property belonging exclusively to the Company. Wilkinson agrees that she will not, for any reason or purpose whatsoever, use or disclose any Confidential Information to any party without express written authorization of the Company.

(b)    “Confidential Information” means any confidential or proprietary information of the Company, including, without limitation, all documents or information, in whatever form or medium, concerning or evidencing operations, activities, strategies, short or long range plans, financial and tax information, personnel information, plans, opportunities, intellectual property information, research and development information, data, manufacturing methods, processes, vendor information, and customer information, but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure.

(c)    This Agreement and all terms of this Agreement are hereby designated as Confidential Information. Neither Wilkinson nor the Company, nor their agents and representatives, are permitted to discuss the nature and terms of this Agreement with any third party, other than Wilkinson’s immediate family who has agreed to keep such information confidential, except that both parties are permitted to discuss the nature and terms of this Agreement with appropriate tax, accounting or legal professionals, as may be required by securities laws or the rule of any applicable stock exchange, as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, or as otherwise required by law or compelled by a court of competent jurisdiction after reasonable notice to the Company.

9.Non-Disparagement. Wilkinson agrees not to disparage the Company, its directors, officers or employees, and the Company agrees that its executive officers and senior managers will not disparage Wilkinson or her tenure or efforts at the Company.

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10.Governing Law; Choice of Venue. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

11.Entire Agreement. This Agreement represents the complete agreement and understanding between Wilkinson and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between Wilkinson and any member of the Company concerning the subject matter of this Agreement that is in conflict with this Agreement; provided, however, that for the avoidance of doubt, this Agreement and the execution and delivery thereof shall not operate as a waiver of any preexisting rights or obligations of the parties related to indemnities or insurance obligations. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Wilkinson and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns.

12.Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Wilkinson acknowledges that she has read and fully understands the terms of this Agreement. The company hereby advises Wilkinson to consult with an attorney before executing this Agreement. Wilkinson agrees with the Company that modifications to this Agreement, whether material or immaterial, do not restart the running of the 45-day consideration period provided in Paragraph 1. The consideration for this Agreement is in addition to anything of value to which Wilkinson already is entitled, and is not wages, a wage increase, a bonus, or any other form of compensation for services performed. Standard deductions will be made to the consideration for this Agreement. If Wilkinson is age 40 or over and Wilkinson’s termination is part of an employment termination program, the Company has attached information regarding the class, unit, or group of individuals covered by the employment termination program, the applicable eligibility factors and time limits, and a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not.

13.Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Wilkinson, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration before three arbitrators conducted in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration

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proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred for the arbitration.

14.Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company:

Flotek Industries, Inc.
Attention: HR Director
8846 N. Sam Houston Parkway W. Suite 150
Houston, Texas 77064

with a mandatory copy by email to: legal@flotekind.com

Wilkinson:

Elizabeth Wilkinson
827 Greenbelt Dr.
Houston, TX 77079

with a mandatory copy by email to: etwilkinson@yahoo.com

15.Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

16.Exceptions and No Interference with Rights. Wilkinson understands this Agreement does not apply to (a) any claims or rights that may arise after the date that

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Wilkinson signed this Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Wilkinson sign this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) (w) waives Wilkinson’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Wilkinson has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (x) limits or affects Wilkinson’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Wilkinson from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) precludes Wilkinson from exercising her rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Wilkinson is waiving her right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Wilkinson or on her behalf by any third party, except for any right Wilkinson may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

The parties to this Agreement executed this Agreement on the dates set forth below.

/s/ Elizabeth Wilkinson
____________________________________
Elizabeth Wilkinson

7/28/2020
Date

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FLOTEK INDUSTRIES, INC.

By:    /s/DanielleAllen

Name: Danielle Allen

Title: SVP, Chief of Staff

7/28/2020
Date